Exhibit 99.3

A High-Fat-Diet Induced Non-Alcoholic Steatohepatitis (NASH) Rabbit Model to Assess Potential Preventive Treatment with an Oral LPCN 1144

Kilyoung Kim1, Paolo Comeglio2, Sandra Filippi2, Kiran Vangara1, Joel Frank1, Jonathan Baker1, Nachiappan Chidambaram1, Mahesh V. Patel1, Linda Vignozzi2,3

[1]	Lipocine Inc., Salt Lake City, UT, USA;
[2]	University of Florence, Florence, Italy;
[3]	I.N.B.B. (Istituto Nazionale Biostrutture e Biosistemi), Rome, Italy

Background/Aim: Non-alcoholic fatty liver disease (NAFLD), a pathophysiological accumulation of lipids in the liver, is considered the hepatic hallmark of insulin resistance associated to metabolic syndrome (MetS) and obesity. The term NAFLD covers a spectrum of histological findings ranging from simple steatosis to nonalcoholic steatohepatitis (NASH), the most severe form of NAFLD, which can lead to cirrhosis and hepatocarcinoma. NASH development is related to increased size and volume of adipocytes closely related to insulin sensitivity, and cardiometabolic disorders. It was reported in literature that testosterone (T) therapy improves metabolic dysfunctions as well as adipocyte dysfunctions. We here present an ongoing study of oral LCPN 1144 (a lymphatically delivered androgen receptor agonist) therapy with a non-genomic, high fat diet (HFD)-induced, rabbit animal model of NASH that closely resembles the human NASH phenotype. The goal of this study is to evaluate the preventive effect of oral LPCN 1144 on this NASH model with metabolic, histological, biochemical and molecular abnormalities.

Methods: Male New Zealand white rabbits (Charles River, Calco, Lecco, Italy), weighing about 3 kg, in this ongoing study are individually caged under standard conditions in a temperature and humidity controlled room on a 12-hr light/dark cycle. Water and food are unrestricted throughout the study. After 1 week of standard rabbit diet, animals were randomly assigned to 5 groups: regular diet (RD, n=4), HFD (n=4), HFD+Vehicle (hereafter VEH, n=8), HFD+LPCN 1144 Formulation one (1144 F1, n=8), and HFD+LPCN 1144 Formulation two (1144 F2, n=8). The study duration is 12 weeks. Histological scores on liver are performed for all groups by Giemsa-PAS staining for inflammation (1-3 score), Masson’s trichrome staining (0-1 score for steatosis and 0-2 score for ballooning), and Pricosirius Red staining for fibrosis (0-6 score).

Results: Biochemical markers in HFD and VEH rabbits related to liver disease, such as ALT, AST, triglycerides, and cholesterol, were significantly higher than ones in RD rabbits. Interestingly, mean total T concentration in HFD and VEH was 3.32±1.01 and 2.29±0.40 nmol/L, respectively, while in RD it was 7.04±0.93 nmol/L (p<0.05). Mean histological scores for liver biopsy were 2.3 and 2.7 for inflammation, 1.8 and 1.7 for ballooning, 1.00 and 1.00 for steatosis, and 3.0 and 3.3 for fibrosis in HFD and VEH, respectively: for reference, RD rabbits had 0 for inflammation, ballooning, and steatosis, and 0.50 for fibrosis. Liver weights (% of total body weight) for HFD and VEH arms were significantly different from RD rabbits: 3.82±0.10% for HFD, 3.85±0.03% for VEH, and 2.68±0.23% for RD (p<0.05).

Conclusions: Our data support that a NASH rabbit model developed by 12-week HFD treatment may be appropriate to investigate a developmental drug’s effects on liver disease. Preventive treatment effects of oral LPCN 1144 in HFD-induced NASH rabbits are under investigation.

Disclosure: This study is not presented elsewhere.